                                                                    EXHIBIT 12.1


                            PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    PURSUANT TO SEC REPORTING REQUIREMENTS
                            (Thousands of Dollars)


                                                 Nine Months Ended
                                                   September 30
                                                 1998          1997
                                               --------      --------
FIXED CHARGES
  Interest expense                             $ 82,774      $ 75,238
  Portion of rentals deemed interest                528           187
                                               --------      --------

TOTAL FIXED CHARGES                            $ 83,302      $ 75,425
                                               --------      --------
                                               --------      --------

EARNINGS
  Income before taxes                          $ 35,944      $ 38,451
  Fixed charges                                  83,302        75,425
                                               --------      --------

EARNINGS AS DEFINED                            $119,246      $113,876
                                               --------      --------
                                               --------      --------

RATIO OF EARNINGS TO FIXED CHARGES                1.43x         1.51x

The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR Inc. See Exhibit 12.2.


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